Exhibit 99.1

PRESS RELEASE
For Immediate Release

ORPHAN MEDICAL REPORTS SECOND QUARTER RESULTS
–Product Revenue Reaches Record Level–

MINNEAPOLIS – July 21, 2004 – Orphan Medical, Inc. (Nasdaq: ORPH) today announced that product revenue for the second quarter ended June 30, 2004 was a record $5.0 million, an increase of 75 percent over revenue from the same products in the second quarter of 2003. Total revenue in the second quarter, including licensing revenue, was $5.4 million, a 24 percent increase over total revenue in the second quarter of 2003 which included $1.5 million of revenue from products divested during the quarter.

All products, Xyrem® (sodium oxybate) oral solution, Antizol® (fomepizole) Injection and Cystadane® (betaine anhydrous for oral solution) contributed to the strong growth in revenue for the quarter. Quarterly Xyrem revenue increased to $2.2 million, an approximate 25 percent increase compared to the first quarter of this year and nearly a 190 percent increase over the quarter ended June 30, 2003. Antizol and Cystadane revenue was $2.8 million for the quarter ended June 30, 2004 an increase of approximately 33 percent from $2.1 million for the same period in the prior year. Total revenue for the second quarter of 2004 included $0.4 million of licensing revenue that resulted from the amortization of the upfront payment from the Company’s agreement with Celltech Pharmaceuticals for the European marketing rights for Xyrem.

The net loss to common shareholders was $4.9 million or $0.45 per diluted share in the second quarter of 2004, compared to net income of $26.0 million, or $2.06 per diluted share, in the second quarter of 2003. Net income for the quarter ended June 30, 2003 included a gain of $30.3 million from the divestment of three non-core products.

Total expenses for the second quarter were $10.1 million compared to $8.1 in the second quarter of 2003. Product development expenses for the second quarter were $3.0 million, compared to $2.3 million in the prior year, reflecting expenses related to two Xyrem Phase III(b) trials designed to support the indication of excessive daytime sleepiness (EDS) in narcolepsy. Sales and marketing expenses increased to $5.4 million from $3.7 million in the second quarter of 2003 though full year sales and marketing expenses for 2004 are expected to be approximately five percent higher than last year due to medical education and other programs related to EDS in narcolepsy. General and administrative expenses decreased to $1.0 million compared to $1.4 million for the same period in 2003 as a result of staffing reductions related to the products divested in 2003.

Revenue from products marketed during the six months ended June 30, 2004 increased 78 percent compared to the same products in the corresponding 2003 period. Total reported product revenue was $9.4 million, an increase of $0.5 million or 5 percent compared to reported revenue in the first half of 2003. Reported product revenue for the six months ended June 30, 2003 included $3.6 million from products divested in 2003. Licensing revenue for the six months ended June 30, 2004 was $1.4 million which includes a milestone payment related to the European licensing of Xyrem and an amortized portion of the upfront payment for the same agreement. Net loss to common shareholders for the six months ended June 30, 2004, was $9.2 million or $0.85 per diluted share compared to a net income of $21.9 million or $1.75 per diluted share for the first six months of 2003. The net income in the first half of 2003 was a result of the divestment of products mentioned earlier.

For the six months ended June 30, 2004, sales and marketing expenses increased 10 percent to $8.8 million from $8.0 million in the comparable period of 2003 to support expanded marketing programs. During the same period, product development expenses increased 60 percent to $7.2 million from $4.5 million in the prior year due to the two Xyrem Phase III(b) trials. General and administrative expenses decreased 15 percent to $2.2 million for the six months ended June 30, 2004, from $2.6 million in the prior year due to staff reductions related to the product divestments.

As of June 30, 2004, the Company had approximately $15.3 million in cash. The Company used approximately $2.8 million of cash during the quarter, compared to $5.2 million in the first quarter of 2004.

Xyrem Commercial Update
As previously reported, 6,387 prescriptions were filled for Xyrem in the second quarter representing a 25 percent increase over the number of filled prescriptions in the first quarter of 2004. Through the end of the second quarter, over 1,700 physicians had written Xyrem prescriptions. New prescriptions written were 1,845 in the quarter, a 40 percent increase over the first quarter.

Commercial Outlook
“Xyrem prescriptions increased strongly in the second quarter,” stated John H. Bullion, Orphan Medical Chief Executive Officer, “and we anticipate that the rate of growth will increase during the second half of this year. We expect Xyrem revenues for the year to be within analyst estimates which range from $11.7 million to $12.7 million. We project that total 2004 revenues will be in the $19 to $20 million range. Our quarterly cash usage was lower in the second quarter than the approximate $3.0 to $3.5 million quarterly burn that we expect in the second half of this year.”

Xyrem Development Programs
In May, the Company announced positive results from its SXB-15 Phase III(b) trial to evaluate Xyrem in the treatment of excessive daytime sleepiness associated with narcolepsy. The clinical portion of a second trial, EXCEEDS, will be completed in the coming weeks and Orphan Medical expects initial results of the trial by mid-September. EXCEEDS is designed to measure the effect of Xyrem on EDS in narcolepsy with and without stimulant therapy using modafinil (Provigil®) as the stimulant. The Company plans to combine the data from both EDS trials and submit a supplemental new drug application (sNDA) to the Food and Drug Administration (FDA) by the end of this year.

Orphan Medical also recently announced that it has initiated patient enrollment in a clinical trial designed to evaluate Xyrem in the treatment of Fibromyalgia Syndrome. The Company expects that initial data from this trial will be available in mid-2005. Trial sites are located throughout the United States and Canada with approximately twenty participating centers.

Narcolepsy is a chronic, debilitating neurological disease. Cataplexy, a sudden loss of muscle tone, is usually triggered by strong emotions such as laughter, anger, or surprise. As such, patients often selectively isolate themselves from interaction with others resulting in a worsening effect on a patient’s quality of life. Narcolepsy afflicts approximately 100,000 to 140,000 Americans with about 50,000 to 75,000 patients receiving some form of treatment for their symptoms. An estimated sixty to ninety percent of those with narcolepsy suffer from cataplexy. All patients with narcolepsy suffer from excessive daytime sleepiness.

Fibromyalgia is a chronic condition that is estimated to affect over four million individuals in the United States and represents a market opportunity in excess of a billion dollars per year. The disease is characterized by widespread muscle pain and stiffness and affects women three times more often than men. Other symptoms include persistent fatigue, headaches, cognitive or memory impairment, morning stiffness and non-restorative sleep.

Conference Call
The Orphan Medical 2004 Second Quarter Conference Call will be broadcast live over the Internet on July 21 at 10:00 a.m. Eastern time. The call will be hosted by John H. Bullion, Chief Executive Officer and Chairman of Orphan Medical. To access the Webcast, go to the investor section of the Orphan Medical Web site at http://www.orphan.com and click on the Webcast icon. A replay of the Webcast will be available at the same address for two weeks.

-Tables Follow-

CONDENSED STATEMENT OF OPERATIONS
(000's except for per share data)	(Unaudited) For the Three Months Ended June 30,		(Unaudited) For the Six Months Ended June 30,

	2004	2003	2004	2003

Product revenue, net	$4,995	$4,349	$9,398	$8,917
Licensing and royalty revenue	417	—	1,417	—

Total revenue	5,412	4,349	10,815	8,917

Operating expenses:
Cost of sales	734	717	1,365	1,464
Product development	2,965	2,320	7,187	4,486
Sales and marketing	5,366	3,705	8,764	7,958
General and administrative	1,049	1,384	2,256	2,641

Total operating expenses	10,114	8,126	19,572	16,549

Loss from operations	(4,702)	(3,777)	(8,757)	(7,632)

Interest income	40	14	91	36
Interest expense	(1)	(35)	(22)	(49)
Other income	—	30,267	—	30,267

Net income (loss) before taxes	(4,663)	26,469	(8,688)	22,622
Income tax expense	—	250	—	257

Net income	(4,663)	26,219	(8,688)	22,365
Less: Preferred stock dividend	240	234	478	468

Net income (loss) attributable to common
shareholders	$(4,903)	$25,985	$(9,166)	$21,897

Earnings (loss) per share
Basic	$(0.45)	$2.47	$(0.85)	$2.08
Diluted	$(0.45)	$2.06	$(0.85)	$1.75

Weighted average number of shares used to
calculate earnings per common share
Basic	10,852	10,538	10,814	10,517
Diluted	10,852	12,709	10,814	12,781

SELECTED BALANCE SHEET DATA

	June 30, 2004	December 31, 2003

Assets
Cash and cash equivalent	$15,261	$23,285
Other assets	5,979	6,037

Total assets	$21,240	$29,322

Liabilities and shareholders' equity
Current liabilities	$8,624	$8,764
Non-current liabilities	53	62
Shareholders' equity	12,563	20,496

Total liabilities and shareholders' equity	$21,240	$29,322

Orphan Medical acquires, develops, and markets pharmaceuticals of high medical value for inadequately treated and uncommon CNS diseases treated by specialist physicians.

The lead product for the company is Xyrem, which is the first and only approved treatment for cataplexy associated with narcolepsy. Xyrem is being assessed as a treatment for the full range of narcolepsy symptoms including excessive daytime sleepiness. The Company is also conducting a trial to evaluate Xyrem as a treatment for symptoms of fibromyalgia syndrome. Orphan Medical’s Internet Web site address is www.orphan.com

Contact:	Tim McGrath (CFO)	(952) 513-6900
	David Folkens (Corporate Communications)	(952) 513-6994

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The information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These are set forth in the cautionary statements included in Orphan Medical’s most recent Form 10-Q or Form 10-K filed with the Securities and Exchange Commission. (These documents can be accessed through the Orphan Medical Web site at http://www.orphan.com). All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.